Exhibit 10(a)

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is effective as of the 1st day of January, 1, 2003, by and between SCHLUMBERGER LIMITED, a Netherlands Antilles corporation (the ”Company”), and Irwin Pfister, an individual currently residing at 5944 Bellevue Avenue; La Jolla, Ca. 92037 (“Executive”).

1. Employment of Executive: In consideration of the mutual covenants and agreements herein contained, including Executive’s agreement to sign a release of claims as provided in Section 13, the Company and Executive wish to establish an Employment Agreement retaining Executive’s services as described herein, establishing certain incentive, tenure and performance criteria related to such employment and otherwise fixing Executive’s benefits, base salary and incentive compensation.

2. Term and Extent of Services: During the Term, as defined below, Executive shall be employed with responsibility for Special Projects. The term, which will be broken into two pieces, shall commence January 1, 2003 (the ”Effective Date”) and shall continue until the close of business on April 30, 2005 (the “Term”). The Initial Term as referenced herein shall commence on the Effective Date and shall continue until September 30, 2003. The Secondary Term shall commence October 1, 2003 and shall continue until April 30, 2005. During the Initial Term, Executive agrees to devote 100% of his time to perform special projects and, to the best of his ability and with reasonable diligence, the duties and responsibilities assigned to him by the appropriate management of the Company. During the Secondary Term, Executive agrees to devote up to 50% of his time to perform, to the best of his ability and with reasonable diligence, the duties and responsibilities assigned to him by the appropriate management of the Company. At the expiration of the Term, Executive agrees to voluntarily terminate his employment with the Company and all affiliates.

3. Compensation and Benefits:

(a) Salary: During the Initial Term, Executive’s base salary shall be $50,000 per month; during the Secondary Term, Executive’s base salary shall be $37,500 per month. Executive’s base salary shall be payable monthly in accordance with the Company’s normal payroll practices.

(b) Welfare Benefits: During both the Initial and Secondary Terms, Executive shall be eligible to participate in the Company’s medical and dental plans on a basis comparable to that of other employees at the Company’s New York offices.

(c) Pension and Profit-Sharing: During both the Initial and Secondary Terms, Executive shall continue to accrue benefits under the Company’s qualified and non-qualified pension and profit-sharing plans based on his base salary in effect under this Agreement.

(i) In addition, during the Secondary Term, Executive shall accrue a nonqualified pension based on the difference between $50,000 per month and his actual base salary. Such pension shall be accrued, paid and calculated in the same manner as the Executive’s pension from the Company’s qualified pension plan, but shall be unfunded, unsecured and paid out of the Company’s general assets.

(d) Incentive Plans:

(i) During the Initial Term, Executive shall be eligible to participate in the Company’s Performance Incentive Plan. Any bonus due from participation in this plan shall be based on both the financial results of the company and Executive’s performance against certain key objectives that have been agreed to by his manager. During the Secondary Term, Executive shall not participate in the Company’s Performance Incentive Plan.

(ii) During both Terms, Executive will continue to vest in stock options previously granted to Executive under the Company’s stock option plans in accordance with the terms of those plans and any applicable agreements.

(iii) Upon termination of employment, except for a termination for Cause pursuant to Section 4(c) or upon Executive’s employment with an unauthorized Competitor as described in Section 5(c)(i), Executive shall have the lesser of 5 years or the length of time left on the option term from the date of such termination to exercise any previously granted stock options, to the extent that such options were exercisable as of the date of such termination.

(e) Vacation: During the Secondary Term, Executive shall not be eligible to accrue vacation pay. Within 30 days after the commencement of the Secondary Term, Executive shall be paid a cash amount representing his accrued and unused vacation accumulated as of September 30, 2003.

(f) Relocation: Until April 30, 2005, Executive shall be eligible for participation in the company’s North American relocation policy as it relates to the relocation of his residence from New York, N.Y. to San Diego, Ca. This includes home sale assistance and shipment of household goods.

4. Termination of Employment:

Should Executive’s employment terminate prior to the end of the Terms, the following provisions of this Section 4 shall govern the rights of Executive under this Agreement:

(a) Termination Due to Death: In the event Executive’s employment terminates during the Terms as a result of Executive’s death, Executive’s beneficiary or beneficiaries shall receive any base salary and benefits accrued but unpaid as of his death, plus any amounts payable on account of Executive’s death pursuant to any other plan or program of the Company.

(b) Termination Due to Disability: In the event Executive’s employment terminates during the Terms due to his disability within the meaning of any long-term disability plan maintained by the Company and covering Executive as of the date of Executive’s disability, Executive shall receive any base salary and benefits accrued but unpaid as of the date of his termination due to disability, plus any amounts payable on account of Executive’s disability pursuant to any other plan or program of the Company.

(c) Termination by the Company for Cause: In the event the Company terminates Executive’s employment during the Terms for Cause, as defined below, he shall be entitled to:

(i)	his base salary through the date of the termination of his employment for Cause; and

(ii)	any other amounts earned, accrued or owing as of the date of termination of employment under the applicable employee benefit plans or programs of the Company.

“Cause” means Executive’s dishonesty, conviction of a felony, willful unauthorized disclosure of confidential information of the Company or willful refusal to perform the duties of Executive’s position or positions with the Company.

(d) Voluntary Termination: Upon 15 days’ prior written notice to the Company (unless otherwise waived by the Company), Executive may voluntarily terminate his employment with the Company. A voluntary termination pursuant to this Section 4(d) shall not include a termination under Section 4(a), 4(b) or 4(c) above, and shall not be deemed a breach of this Agreement by Executive.

(i) In the event Executive voluntarily terminates his employment, he shall be entitled to:

(A) his base salary through the date of the termination of his employment;

(B) other benefits for which he is eligible in accordance with applicable plans or programs of the Company;

(C) exercise any stock options granted under a stock option plan of the Company that vested during the Term of the Agreement (and prior to his termination date) for up to the lesser of 5 years or the amount of time left on the option term after his termination date but not to exceed the original option term;

(e) Termination Due to Mutual Agreement: In the event the Company and the Executive mutually agree to terminate this agreement, the Executive’s employment will be terminated and he shall be entitled to:

(A) his base salary through the date of the termination of his employment;

(B) other benefits for which he is eligible in accordance with applicable plans or programs of the Company;

(C) exercise any stock options granted under a stock option plan of the Company that vested during the Term of the Agreement (and prior to his termination date) for up to the lesser of 5 years or the amount of time left on the option term after his termination date but not to exceed the original option term;

(D) if and only if such termination occurs on the last day of the Initial Term, a lump sum payment equal to $712,500.

(E) if and only if such voluntary termination occurs after the last day of the Initial Term and on or before the last day of the Secondary Term, a lump sum payment of $712,500 multiplied by the fraction of N divided by 19 where N equals the number of months remaining in the Secondary Term after his termination.

5. Confidentiality, Return of Property, and Covenant Not to Compete:

(a) Confidentiality. The Company agrees to provide Executive with Confidential Information as necessary to perform his duties hereunder. Executive agrees that in return for this and other consideration provided under this Agreement he will not disclose or make available to any other person or entity, or use for his own personal gain, any Confidential Information, except for such disclosures as required in the performance of his duties hereunder. For purposes of this Agreement, “Confidential Information” shall mean any and all information, data and knowledge that have been created, discovered, developed or otherwise become known to the Company or any of its affiliates or ventures or in which property rights have been assigned or otherwise conveyed to the Company or any of its affiliates or ventures, which information, data or knowledge has commercial value in the business in which the Company is engaged, except such information, data or knowledge as is or becomes known to the public without violation of the terms of this Agreement. By way of illustration, but not limitation, Confidential Information includes trade secrets, processes, formulas, know-how, improvements, discoveries, developments, designs, inventions, techniques, marketing plans, manuals, records of research, reports, memoranda, computer software, strategies, forecasts, new products, unpublished financial statements or parts thereof, budgets or other financial information, projections, licenses, prices, costs, and employee, customer and supplier lists or parts thereof.

In addition, the Company and Executive agree that the terms of this Agreement are confidential and that any disclosure to anyone for any purpose whatsoever (save and except disclosure to Executive’s spouse, to financial institutions as part of a financial statement, to immediate family members and/or heirs, financial, tax and legal advisors, outplacement, executive search advisors, prospective employers, or as required by law) in the event confirmation of any such information is requested the request should be directed to the Director of Personnel, New York)) by Executive or Executive’s agents, representatives, heirs, spouse, employees or spokespersons shall be a breach of this Agreement, and shall relieve the Company of its obligations hereunder. The above is not intended to restrict Executive from seeking or engaging in other employment and, in that connection, from making confidential disclosure to potential employers of such facts or opinions as Executive may elect to convey, nor is it intended to restrict the Company from conducting such confidential internal communications as may be necessary to manage implementation of this Agreement in a businesslike way.

(b) Return of Property. Executive agrees that at the time of leaving the Company’s employ, he will deliver to the Company (and will not keep in his possession, recreate or deliver to anyone else) all Confidential Information, as well as all other devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, customer or client lists or information, or any other documents or property (including all reproductions of the aforementioned items) belonging to the Company or any of its affiliates or ventures, regardless of whether such items were prepared by Executive.

(c) Covenant Not to Compete. Executive acknowledges that the skills, processes and information developed at the Company could be utilized directly and to the Company’s detriment (or the detriment of any of the Company’s affiliates or ventures) with several other businesses. Executive also acknowledges that the nature of his position at the Company will bring him into close contact with much of the Company’s Confidential Information, and the Company has affirmatively agreed to provide him with Confidential Information. Accordingly, for the consideration provided to Executive in this Agreement, Executive agrees to be bound by the following restrictive covenants:

(i) During the Term of the agreement, Executive shall not accept employment with or render services to any unauthorized competitor as a director, officer, agent, employee, independent contractor or consultant, or take any action inconsistent with the fiduciary relationship of an employee to his employer. In order to protect the Company’s good will and other legitimate business interests, provide greater flexibility to Executive in obtaining other employment and to provide both parties with greater certainty as to their obligations hereunder, the parties agree that Executive shall not be prohibited from accepting employment with any company or other enterprise except an Unauthorized Competitor. For purposes of this Agreement, an “Unauthorized Competitor” means companies involved in the Information Technology and/or Smart Card businesses, including any and all of their parents, subsidiaries, affiliates, joint ventures, divisions, successors or assigns.

(ii) Executive further agrees that during the Term of the agreement, he shall not at any time, directly or indirectly, induce, entice or solicit (or attempt to induce, entice or solicit) any employee of the Company or any of its affiliates or ventures to leave the employment of the Company or any of its affiliates or ventures.

(iii) Executive acknowledges that these restrictive covenants under Section 5, for which he received consideration from the Company as provided in this Section 5, is ancillary to otherwise enforceable provisions of this Agreement and that these restrictive covenants contain limitations as to time, geographical area and scope of activity to be restrained that are reasonable and do not impose a greater restraint than is necessary to protect the good will or other business interests of the Company, such as the Company’s need to protect its confidential and proprietary information. Executive acknowledges that in the event of a breach by Executive of these restrictive covenants, the covenants may be enforced by temporary restraining order, preliminary or temporary injunction and permanent injunction. In that connection, Executive acknowledges that in the event of a breach, the Company will suffer irreparable injury for which there is no adequate legal remedy, in part because damages caused by the breach may be difficult to prove with any reasonable degree of certainty.

(d) Employment by Affiliates: Notwithstanding any provision of this Agreement to the contrary, for purposes of determining whether Executive has terminated employment hereunder, “employment” means employment as an employee with the Company or any Affiliate. For purposes of this Agreement, the term “Affiliate” means (i) Schlumberger Limited, a Netherlands Antilles corporation, (ii) any corporation in which the shares owned or controlled directly or indirectly by Schlumberger Limited shall represent 40% or more of the voting power of the issued and outstanding stock of such corporation, and (iii) any other company controlled by, controlling or under common control with the Company within the meaning of Section 414 of the Internal Revenue Code of 1986, as amended.

6. Expenses: The Company and Executive shall each be responsible for its/his own costs and expenses, including, without limitation, court costs and attorneys’ fees, incurred as a result of any claim, action or proceeding arising out of, or challenging the validity or enforceability of, this Agreement or any provisions hereof.

7. Notices: For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Company:	Schlumberger Limited
300 Schlumberger Drive
Sugar Land, Texas 77478
ATTENTION: Director of Personnel, SL/NY

If to Executive:	Irwin Pfister
5944 Bellevue Avenue
La Jolla, Ca. 92037

or to such other address as either party may furnish to the other in writing in accordance herewith, except that notices of changes of address shall be effective only upon receipt.

8. Applicable Law: The validity, interpretation, construction and performance of this Agreement will be governed by and construed in accordance with the substantive laws of the State of New York, without giving effect to the principles of conflict of laws of such State.

9. Severability: If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect.

10. Withholding of Taxes: The Company may withhold from any benefits payable under this Agreement all federal, state, city or other taxes as may be required pursuant to any law or governmental regulation or ruling.

11. No Assignment; Successors: Executive’s right to receive payments or benefits hereunder shall not be assignable or transferable, whether by pledge, creation or a security interest or otherwise, whether voluntary, involuntary, by operation of law or otherwise, other than a transfer by will or by the laws of descent or distribution, and in the event of any attempted assignment or transfer contrary to this Section 11, the Company shall have no liability to pay any amount so attempted to be assigned or transferred. This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributes, devises and legatees.

This Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns (including, without limitation, any company into or with which the Company may merge or consolidate).

12. Effect of Prior Agreements: This Agreement contains the entire understanding between the parties hereto and supersedes any prior employment agreement or severance agreement between the Company or any predecessor of the Company and Executive, except that this Agreement shall not affect or operate to reduce any benefit or compensation enuring to Executive of a kind elsewhere provided and not expressly provided or modified in this Agreement.

13. Release of Claims: In consideration for the compensation and other benefits provided pursuant to this Agreement, Executive agrees to execute a “Waiver and Release,” a form of which is attached hereto as Exhibit A. Executive acknowledges that he was given copies of this Agreement and the Waiver and Release on January 14, 2003, and was given at least 21 days to consider whether to sign the Agreement and the Waiver and Release. The Company’s obligations under this Agreement are expressly conditioned on the execution of the Release of Claims contemporaneously with the execution of this Agreement, and Executive’s failure to execute and deliver such Release of Claims will void the Company’s obligations hereunder.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered the 14th day of January, 2003, but effective as of the day and year first above written.

SCHLUMBERGER LIMITED

By:	/s/ PIERRE BISMUTH

EXECUTIVE

By:	/s/ IRWIN PFISTER
Name